EXHIBIT 99 (a)
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[INSILCO LOGO]
Excellence in Electronics, Telecommunications and Automotive Components
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                                  NEWS RELEASE
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FOR IMMEDIATE    INVESTORS: MICHAEL R. ELIA            MEDIA: MELODYE DEMASTUS
RELEASE                     SR. VICE PRESIDENT & CFO          MELROSE CONSULTING
                            (614) 791-3117                    (614) 771-0860



           INSILCO HOLDING CO. REALIGNS BUSINESS TO ACCELERATE GROWTH


    COMPANY SIGNS AGREEMENTS TO DIVEST AUTOMOTIVE BUSINESSES AND TO PURCHASE
                    PRECISION CABLE MANUFACTURING CORPORATION


         COLUMBUS, OHIO, JULY 20, 2000 -- INSILCO HOLDING CO. (OTC BULLETIN
BOARD: INSL) today announced a strategic repositioning that will intensify the Company's focus on its high-growth technology related businesses, while improving its overall financial flexibility. The Company said that it has signed a definitive agreement with ThermaSys Holding Company, which is owned and controlled by Insilco's majority shareholders, DLJ Merchant Banking Partners II, LP and Citicorp Venture Capital, Ltd. to sell to ThermaSys the assets of its automotive businesses, including Thermalex, its 50% owned joint venture, for cash proceeds of $147.0 million, subject to closing adjustments. At the closing, the Company will sign an agreement to provide certain management services to ThermaSys. Insilco's automotive businesses reported 1999 sales of $228.3 million and EBITDA of $32.6 million, net of normalized Thermalex cash dividends and corporate overhead allocations.

         The transaction was negotiated on behalf of the Company, and approved by a special committee of the Company's Board of Directors comprised of the Company's independent director. The Special Committee received an opinion from McDonald Investments Inc., a KeyCorp Company, that the consideration to be received by the Company is fair from a financial point of view.

         The Company said the transaction, which is expected to close in the third quarter, is subject to the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, closing on a commitment for financing, and other customary terms and conditions. Proceeds from the transaction will be used to reduce bank debt and to gain financial flexibility to execute the Company's acquisition strategy, including the acquisition of Precision Cable Manufacturing.


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         The Company also said that it has signed a definitive agreement to acquire Precision Cable Manufacturing Corporation ("PCM"), a Rockwall, Texas based provider of cable and wire assemblies to Original Equipment Manufacturers serving the rapidly growing Digital Subscriber Line segments of the telecommunications industry. The transaction, which is expected to close in the third quarter, is subject to the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, closing on a commitment for financing, and other customary terms and conditions. Financial terms of the transaction were not disclosed.

         David A. Kauer, Insilco President and CEO commented, " The sale of our automotive businesses will allow us to unleash the value of our fast-growing technology-related businesses and restructure our existing senior debt to give us more flexibility to respond quickly to market opportunities. For the first half of this year, we expect our technologies businesses to post pro forma sales growth in excess of 38%. Moreover, we continue to see numerous opportunities to grow sales and margin for the technologies businesses, both through internal actions as well as acquisitions."

         Kauer continued, "We are particularly excited with the acquisition of PCM. While PCM had sales of $43.5 million for its most recent fiscal year, the company has existing manufacturing capacity in low-cost labor centers to meet the growing demand from the telecommunications market and, as a result, nearly doubled its sales in the current quarter to $16.3 million compared to a year ago. While further strengthening our existing cable and wire assembly business, PCM also broadens our telecommunications customer base and provides us with close proximity to some of the fastest growing telecommunications OEMs in Southwest."

         Insilco Holding Co., based in suburban Columbus, Ohio, is a diversified manufacturer of industrial components. The Company's business units serve the telecommunications, electronics, automotive and other industrial markets. The Company had 1999 consolidated revenues in excess of $476 million.


         THE STATEMENTS MADE IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL FACTS MAY BE DEEMED FORWARD LOOKING STATEMENTS, AND, AS SUCH, ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING STATEMENTS WITH RESPECT TO: THE COMPANY'S ABILITY TO DELIVER HIGHER RETURNS IN THE FUTURE; AND TO SUCCESSFULLY CAPITALIZE ON MARKET OPPORTUNITIES. IT IS IMPORTANT TO NOTE THAT RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS WHICH COULD CAUSE RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO THE FOLLOWING: FAILURE TO CLOSE ANY OF THE AFOREMENTIONED TRANSACTIONS, DELAYS IN NEW PRODUCT INTRODUCTIONS, LACK OF MARKET ACCEPTANCE FOR NEW PRODUCTS, CHANGES IN DEMAND FOR THE COMPANY'S PRODUCTS, CHANGES IN MARKET TRENDS, GENERAL COMPETITIVE PRESSURES FROM EXISTING AND NEW COMPETITORS, ADVERSE CHANGES IN OPERATING PERFORMANCE, CHANGES IN INTEREST RATES, AND ADVERSE ECONOMIC CONDITIONS WHICH COULD AFFECT THE AMOUNT OF CASH AVAILABLE FOR DEBT SERVICING AND CAPITAL INVESTMENTS. FURTHER INFORMATION CONCERNING FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS ARE CONTAINED FROM TIME TO TIME IN THE COMPANY'S SEC FILINGS, INCLUDING BUT NOT LIMITED TO THE COMPANY'S REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 AND SUBSEQUENT REPORTS ON FORM 10Q. COPIES OF THESE FILINGS MAY BE OBTAINED BY CONTACTING THE COMPANY OR THE SEC.

Investor Relations Contact: Michael R. Elia, (614) 791-3117 or write to Insilco Holding Co., Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860. You may also visit our web site at http://www.insilco.com.
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